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                                                                   EXHIBIT 10.7



                       MASTER SOFTWARE RESELLER AGREEMENT
                  FOR ENTERPRISE VERSIONS OF PLANETCAD PRODUCTS

                  This Master Software Reseller Agreement (this "Agreement"), dated as of November 14, 2000 (the "Effective Date"), is made by and between Dassault Systemes S.A., a SOCIETE ANONYME organized under the laws of France and the owner of Purchaser ("Dassault Systemes") and/or certain affiliates of Dassault Systemes, and PlanetCAD Inc. (formerly known as Spatial Technology Inc.), a corporation organized under the laws of the State of Delaware ("PlanetCAD") (each a "Party," together, the "Parties").

1.       INTRODUCTION

         1.1. PlanetCAD has rights to certain computer software and related documentation identified in SCHEDULE B.

         1.2. Dassault Systemes wishes to have certain nonexclusive rights to market and distribute such software and documentation in a limited territory and to obtain certain integration services related thereto from PlanetCAD.

2.       DEFINITIONS

AFFILIATE(S) shall mean, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person. As of the date of signature of this Agreement, the list of Affiliates for each party is specified in SCHEDULE A.

CNDA means the Confidential and Non-Disclosure Agreement among, inter alia, PlanetCAD and Dassault Systemes executed contemporaneously herewith.

USER means a person who is authorized by a license agreement as specified in
SECTION 3.3 to use a Product for its internal business purposes.

USER LICENSE AGREEMENT means Dassault Systemes' or Dassault Systemes' distributors' license agreement that contains similar Intellectual Property Rights protection of PlanetCAD's licensed Product(s) as is generally accepted as standard practice in the computer industry. Dasault Systemes will provide a sample of its standard license agreement upon PlanetCAD' s request.

INTELLECTUAL PROPERTY RIGHTS means rights in (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures whether or not reduced to practice and


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whether or not yet made the subject of a pending patent application or applications, (c) Patents, (d) Trademarks, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, all moral rights of authors therein, and all rights therein provided by international treaties, conventions or common law, (f) Software, (g) Trade Secrets,

MARKS means PlanetCAD's trademarks, trade names, service marks, and/or service names as specified in SCHEDULE B together with such other trademarks, trade names, service marks and/or service names of PlanetCAD as the Parties may add subsequently by mutual agreement in writing.

PRODUCT(S) means the object code version of computer software and related documentation listed on SCHEDULE B, including but not limited to any modifications or additions provided to Dassault Systemes by PlanetCAD pursuant to this Agreement or any maintenance or integration services provided in connection herewith, together with any computer software and related documentation the Parties may add subsequently by mutual agreement in writing.

SOURCE CODE means computer-programming code and related system documentation, comments and procedural code, that is not directly executable by a computer but which may be printed our or displayed in a form readable and understandable by a qualified programmer.

TERRITORY means and is limited to the geographic territory described in SCHEDULE B attached hereto.

3.       APPOINTMENT; LICENSE GRANT

         3.1. APPOINTMENT. Subject to the terms and conditions of this Agreement, PlanetCAD appoints Dassault Systemes, and Dassault Systemes accepts such appointment, as an independent, non-exclusive distributor of Products in and to the Territory. PlanetCAD reserves the rights from time to time, in its sole discretion and without liability to Dassault Systemes, to offer and sell any Products in the Territory, directly or through other distributors and dealers.

         3.2. GRANT OF DISTRIBUTION LICENSE. Subject to the terms of this Agreement, PlanetCAD grants Dassault Systemes a non-exclusive, non-transferable license to (i) market, promote, reproduce for distribution, distribute and sublicense the Product(s) to Users solely for their own internal business purposes in the Territory during the term of this Agreement and (ii) use a reasonable number of copies of each of the Products for the sole purpose of demonstrating the Products, and training to Users. PlanetCAD further grants to Dassault Systemes the right to sublicense its distribution rights granted under this SECTION 3.2 to Dassault Systemes group distribution network and Dassault Systemes Affiliates. The license granted in this SECTION 3.2(ii) shall be subject to the terms and conditions of the User License Agreement as specified in SECTION 3.3 except that such use is restricted to demonstration and training purposes. PlanetCAD will deliver to Dassault Systemes a master copy of the Product(s) promptly after the Effective Date and a master copy of any updates as required under SECTION 7.3 from which Dassault Systemes may make all authorized copies pursuant to this Section 3.2.


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         3.3      GRANT OF SOURCE CODE LICENSE. Upon the Effective Date,
                  PlanetCAD grants to Dassault Systemes a fully-paid, royalty-free, non-exclusive, non-transferable, worldwide license:

                  (i) To use the Source Code of the Product(s) only to support and maintain the Users, directly, should PlanetCAD be in material breach of its maintenance obligations as provided for under EXHIBIT D.
                  (ii) To distribute Source Code of the Product(s) only to the extent necessary to fulfill any contractual source code escrow obligations of third party agreements relating to the sale and distribution of the Product(s). The distribution right set forth herein is subject to (a) Dassault Systemes giving PlanetCAD reasonable notice of such contractual source code escrow obligations and (b) PlanetCAD's approval, which shall not be unreasonably withheld or delayed.

PlanetCAD agrees to deliver to Dassault Systemes a copy of the Product(s) Source Code for any delivery of the master CD related to the Product(s). Such delivery will take place before the initial launching of the Product(s) distribution and will be made for any update of the Product(s).

         3.3. USER AGREEMENT. Dassault Systemes may not distribute any Product(s) to any User unless such User is subject to a license agreement with Dassault Systemes similar to the license agreements Dassault Systemes uses for similar or like products. Dassault Systemes will promptly provide PlanetCAD with such license agreement(s) upon PlanetCAD's request.

         3.4. LICENSE RESTRICTIONS. Dassault Systemes will not (i) disassemble, decompile, or reverse engineer any software that is part of the Product(s); (ii) copy or otherwise reproduce any Product(s), in whole or in part, except for making reasonable numbers of back-up copies or as expressly authorized by this Agreement; (iii) modify the Product in any manner, except as it may be expressly directed by PlanetCAD in writing or except as provided otherwise in this Agreement; (iv) use the Product(s) in any manner to provide service bureau, time sharing, or other computer services to third parties.

However, under this Agreement, Dassault Systemes may authorize the User to provide ASPs, services or access based on or to the Product(s) to User's network (such as Affiliates and subcontractors or suppliers) for User's internal business needs.

         3.5. NATURE OF DISTRIBUTION. To the extent any Product is or contains software, PlanetCAD will only license the right to use such Product(s) to Dassault Systemes for license fees, and will not, and does not, transfer any right, title or interest in such software to Dassault Systemes nor any User. Use of the terms "sell," "purchase", "license", "price", and "license fee" in this Agreement will be interpreted in accordance with this
SECTION 3.5.

4.       OBLIGATIONS OF THE PARTIES

         4.1. PLANETCAD'S OBLIGATIONS. In order to assist Dassault Systemes with performing its obligations under SECTION 4.2, PlanetCAD will:


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                  4.1.1. Deliver to Dassault Systemes a reasonable number of demonstration copies of each of the Products as PlanetCAD determines in its discretion;

                  4.1.2. Furnish Dassault Systemes with reasonable quantities, as shall be determined by PlanetCAD, of its standard information, marketing literature, brochures, manuals, Product information letters, etc., relating to the Products, and sell any additional copies of such materials to Dassault Systemes at PlanetCAD's direct cost;

                  4.1.3. Provide training to at least one technical or sales staff of Dassault Systemes free of charge at the PlanetCAD offices, or at a location determined by PlanetCAD, provided that the amount of training time will be reasonable and appropriate in PlanetCAD's judgment, all such training will be in English, and Dassault Systemes will bear all travel and living expenses for such personnel sent to PlanetCAD for training.

         4.2.     DASSAULT SYSTEMES' OBLIGATIONS.

         Dassault Systemes shall:

                  4.2.1. Use its commercially reasonable efforts to advertise, market, promote, and distribute the Products in the Territory in accordance with this Agreement. From time to time, the Parties agree to communicate regarding reasonable marketing and advertising policies.

                  4.2.2. Send at least one of its technical and/or sales personnel for training on the Product(s) and services to PlanetCAD's offices or to a location to be determined by the parties, and otherwise train and maintain a sufficient number of capable technical and sales personnel having the knowledge and training necessary to (i) inform customers properly concerning the features and capabilities of the Products and, if necessary, competitive products; (ii) service and support the Products in accordance with Dassault Systemes' obligations under this Agreement; and (iii) otherwise carry out the obligations and responsibilities of Dassault Systemes under this Agreement;

                  4.2.3. Inform PlanetCAD promptly and in writing of any facts or opinions regarding suspected Product defects, intellectual property infringement claims, or customer complaints; and

                  4.2.4. Obtain and maintain all government licenses, permits, and approvals, which are necessary or advisable for the implementation of this Agreement, and PlanetCAD will cooperate for that purpose whenever it is needed.

                  4.2.5 Dassault Systemes will comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to Products, and if any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations.


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         4.3. DASSAULT SYSTEMES COVENANTS. Dassault Systemes will: (i)
conduct business in a manner that reflects favorably at all times on the Products and the good name, good will and reputation of PlanetCAD; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to PlanetCAD, the Products or the public; (iii) make no false or misleading representations with regard to PlanetCAD or the Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to PlanetCAD or the Products; and
(v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by PlanetCAD.

         4.4. DEMONSTRATIONS. Dassault Systemes will be responsible for demonstrations and benchmarks of Products to, and evaluations by, its prospective customers.

         4.5. COSTS AND EXPENSES. Except as expressly provided herein or agreed to in writing each party shall bear its own costs and expenses incurred in the performance of its obligations under this Agreement, unless Dassault Systemes expressly requests PlanetCAD to assist in supporting a customer. In such case, Dassault Systemes will be responsible for payment of PlanetCAD's direct costs for such support up to an amount agreed to in writing prior to providing the support.

5.       PAYMENTS

         5.1. FEES. Dassault Systemes will pay PlanetCAD the ongoing non-refundable amounts set forth in SCHEDULE C for Dassault Systemes' distribution and sublicensing of the Products, and for PlanetCAD's provision of maintenance services under SECTION 7. All shipping or other transportation charges for delivery of the Products to Dassault Systemes, including insurance and special packaging, will also be paid by Dassault Systemes.

         5.2.     PAYMENT TERMS; TAXES.

                  5.2.1. Dassault Systemes will make all payments to PlanetCAD due under this Agreement in accordance with SCHEDULE C. Payments made under this Agreement after their due date will incur interest at a rate equal to 1.5% per month or the highest rate permitted by applicable law, whichever is lower.

                  5.2.2 All payments under this Agreement will be made in United States currency by bank-to-bank wire transfer to an account designated by PlanetCAD, unless otherwise agreed to by PlanetCAD in writing.

         5.3.     INCREASES AND DECREASES.

                  5.3.1 EXISTING CUSTOMERS. For existing customers, PlanetCAD may increase the published list price of the Product(s) up to the amount of 5 % or up to the rate of inflation (based on the consumer price index), whichever is greater, limited to once per year. Such price increases shall be effective ninety (90) days after PlanetCAD provides written notice.


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                  5.3.2 NEW CUSTOMERS. For new customers, PlanetCAD may increase the published list price of the Product(s) from time to time and the amounts specified on Schedule C. Such price increases shall be effective ninety (90) days after PlanetCAD provides written notice.

                  5.3.3 NEW PRICING STRUCTURES. PlanetCAD may introduce new pricing Structures for new customers (i.e., implementing up front license fees in lieu of or as an option to subscription license fees), upon providing thirty (30) days prior written notice.

                  5.3.4 PRICE DECREASES. Price decreases shall take effect thirty (30) days after PlanetCAD provides written notice.

         5.4. NO SETOFF. Dassault Systemes will not setoff or offset against PlanetCAD's invoices amounts that Dassault Systemes claims are due to it. Dassault Systemes will bring any claims or causes of action it may have in a separate action and waives any right it may have to offset, setoff or withhold payment for Products delivered by PlanetCAD.

6.       REPORTS, RECORDS AND AUDITS

         6.1. REPORTS. Within ten (10) Business Days after the end of each calendar quarter, Dassault Systemes will deliver to PlanetCAD an itemized report, subject to adjustment within 30 days of receipt of such report, setting forth all information reasonably necessary for computation and/or confirmation of the payments, if any, due or credited to PlanetCAD for such quarterly period.

         6.2 AUDIT AND REPORTING. Dassault Systemes shall, during and for two years after the termination of this Agreement, regarding the distribution of the Products to each User, keep true and accurate records and books of account containing all particulars which may be necessary for the purpose of auditing payments to PlanetCAD under this Agreement. During such two year period, and upon reasonable notice to Dassault Systemes, PlanetCAD shall have the right to have an audit conducted through a licensed independent accounting firm, of any billings, collections, and taxes on such itemized statement, and to examine the records and books of account of Dassault Systemes in connection therewith. Dassault Systemes will bear the costs of such audit if a discrepancy or error of computation in an amount greater than $10,000 in favor of PlanetCAD is identified. Any audit conducted pursuant to this SECTION 6.2 shall not be conducted in such a manner as to unreasonably interfere with Dassault Systemes' operations and in no event shall an audit be conducted more frequently than once a year.

7.       MAINTENANCE, SUPPORT, AND TRAINING

         7.1. In addition to the provisions of SECTION 4.2.2, Dassault Systemes will be responsible for providing the following support to its
Users: installing the Products as needed; training Users; and providing all first tier level support to Users.


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         7.2. Except as provided otherwise in this Agreement or in a separate written agreement, PlanetCAD shall not be responsible for providing direct support to Users.

         7.3. Subject to receipt of the payments by PlanetCAD for maintenance specified in SECTION 5.1, PlanetCAD will provide Dassault Systemes with (i) second tier level support in accordance with the provisions set forth in SCHEDULE D, (ii) updates and enhancements for the Products in accordance with the provisions set forth in SCHEDULE D; (iii) access to PlanetCAD's "hot-line" for inquiries from Dassault Systemes relating to the Products during PlanetCAD's ordinary business hours

8.       PROPRIETARY RIGHTS

         8.1. PLANETCAD'S OWNERSHIP. The Products are and will remain the sole and exclusive property of PlanetCAD and its suppliers, if any, whether the Products are separate or combined with any other products. PlanetCAD's rights under this SECTION 8.1 will include, but not be limited to: (i) all copies of the Products, in whole and in part; and (ii) all Intellectual Property Rights in the Products.

         8.2. PROPRIETARY RIGHTS NOTICES. Dassault Systemes will not delete or in any manner alter the Intellectual Property Rights notices of PlanetCAD and its suppliers, if any, appearing on the Products as delivered to Dassault Systemes. As a condition of the license rights granted to Dassault Systemes in this Agreement, Dassault Systemes will reproduce and display such notices on each copy it makes of any Product.

         8.3. THIRD PARTY INFRINGEMENT. Dassault Systemes will report promptly to PlanetCAD any infringement of such rights of which Dassault Systemes becomes aware. PlanetCAD reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Products.

         8.4. TRADEMARKS.

                  8.4.1. If any advertisement, or other marketing material used by Dassault Systemes makes any statement as to the technical features or capabilities of the Products beyond the information provided to Dassault Systemes by PlanetCAD. Dassault Systemes will first obtain the written approval of PlanetCAD prior to publishing such advertisement or material.

                  8.4.2. Subject to the terms and conditions of this Agreement, PlanetCAD grants Dassault Systemes a non-exclusive, non-transferable license for the term of this Agreement to use the Marks in Dassault Systemes' marketing of the Products, provided that such use is in accordance with PlanetCAD's trademark usage guidelines then in effect and as agreed by the Relationship Managers (see SECTION 15.12). Such use must reference the Marks as being owned by PlanetCAD and will inure to PlanetCAD's benefit. Nothing in this Agreement grants Dassault Systemes ownership or any rights in or to use the Marks, except in accordance with this license. The rights granted to Dassault Systemes in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Dassault Systemes will no longer make any use of any Marks. PlanetCAD will have the exclusive right


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to own, use, hold, apply for registration for, and register the Marks during the term of, and after the expiration or termination of, this Agreement; Dassault Systemes will neither take nor authorize any activity inconsistent with such exclusive right.

9.       WARRANTY

         9.1. POWER AND AUTHORITY. PlanetCAD warrants to Dassault Systemes that it has sufficient right and authority to grant to Dassault Systemes all licenses and rights that PlanetCAD grants under this Agreement.

         9.2. LIMITED WARRANTY. PlanetCAD warrants to Dassault Systemes that during the 6 months following delivery to Dassault Systemes (the "Warranty Period"): (i) the storage media containing the Products will be free from defects in materials and workmanship, and (ii) the Products, under normal use and service, will perform in accordance with the Product documentation in all material respects. In the event the storage media fails to conform to such warranty, as Dassault Systemes' sole and exclusive remedy for such failure PlanetCAD will, at its option and without charge to Dassault Systemes, repair or replace the Products or storage media, provided the nonconforming item is returned to PlanetCAD within the Warranty Period. In the event the Product fails to conform to such warranty, as Dassault Systemes' sole and exclusive remedy for such failure PlanetCAD will, at its option and without charge to Dassault Systemes, use reasonable efforts to correct the Product so that it performs or will perform all of the material functions described in such documentation, provided PlanetCAD received notice of such nonconformity within the Warranty Period.

         9.3. DISCLAIMER OF OTHER WARRANTIES. THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

10.      INDEMNITIES

         10.1. DISTRIBUTION INDEMNITY. Subject to the terms of SECTION 10.2, Dassault Systemes agrees to indemnify PlanetCAD against any third party claims against PlanetCAD for loss, damage, liability, or expense (including but not limited to reasonable attorneys' fees) arising out of any acts or omissions of Dassault Systemes in connection with their activities under this Agreement, including but not limited to (i) negligence or other tortious conduct, or (ii) representations or statements not specifically authorized by PlanetCAD herein or otherwise in writing.

         10.2.    INFRINGEMENT INDEMNITY.

                  10.2.1. Dassault Systemes agrees that, if the Products or the operation thereof become, or in PlanetCAD's opinion are likely to become, the subject of a claim described in this SECTION 10.2, Dassault Systemes will permit PlanetCAD, at PlanetCAD's option and expense, either to procure the right for Dassault Systemes to continue marketing and using such Products or to replace or modify them so that they become noninfringing. If neither of the foregoing


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alternatives is available on terms that PlanetCAD in its sole discretion deems reasonable, PlanetCAD may terminate this Agreement and refund to Dassault Systemes an amount equal to the depreciated License Fees paid by Dassault Systemes for the infringing Product (calculated on a straight line basis over a five year life).

                  10.2.2. Notwithstanding the foregoing, PlanetCAD shall not be liable to Dassault Systemes for (i) any claim arising from Dassault Systemes' failure to use corrections or enhancements made available by PlanetCAD or (ii) for any claim based upon the combination, operation or use of the Products with equipment, data or programming not in accordance with PlanetCAD documentation and/or specifications or arising from any alteration or modification of the Products. However, at the time such a claim is brought against Dassault Systemes, PlanetCAD will conduct a reasonable investigation to determine if SECTION 10.2.1 applies to the claim.

                  10.2.3. THE FOREGOING ARE PLANETCAD'S SOLE AND EXCLUSIVE OBLIGATIONS, AND DASSAULT SYSTEMES' SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

         10.3. CONTINGENCY. The foregoing indemnities shall be contingent upon (i) the indemnified Party giving prompt written notice to the other Party of any claim, demand or action for which indemnity is sought; (ii) the indemnified Party being given sole control of the defense thereof; and (iii) the indemnified Party fully cooperating in the defense or settlement of any such claim, demand or action, at the expense of the indemnifying Party.

11.      LIMITATIONS OF LIABILITY

         IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE TOTAL LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT WILL BE LIMITED TO THE AMOUNT THAT PLANETCAD HAS RECEIVED PURSUANT TO SECTION 5.1 IN THE TWENTY FOUR (24) MONTH PERIOD PRECEDING THE CLAIM, EXLUDING CLAIMS UNDER SECTION
10.2. The Parties have agreed that the limitations specified in this SECTION 11 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

12.      TERM AND TERMINATION

         12.1 TERM. The term of this Agreement will begin on the Effective Date and will continue for three (3) years unless it is terminated earlier in accordance with the provisions hereof, provided, however, that in no event will PlanetCAD be required to deliver any copies of the Products to Dassault Systemes until Dassault Systemes has obtained all necessary


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governmental approvals for this Agreement and for the distribution of the
Products in the Territory. This Agreement shall automatically renew for additional twelve (12) month periods. In the event a Party elects not to renew this Agreement, that Party shall provide the other Party notice of such election six (6) months prior to the expiration of the then current term.

         12.2     EVENT OF TERMINATION.

                  12.2.1 Either party will have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice; or (ii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such involuntary petition or proceeding is not dismissed within sixty (60) days of filing, or becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors.

                  12.2.2 PlanetCAD may terminate this Agreement, effective immediately, if: (i) Dassault Systemes should attempt to sell, assign, delegate or transfer any of its rights and obligations under this Agreement without having obtained PlanetCAD's prior written consent thereto; or (ii) Dassault Systemes knowingly makes any false or untrue statements or representations to PlanetCAD herein or in the performance of its obligations hereunder.

         12.3     EFFECT OF TERMINATION.

                  12.3.1 Upon termination or expiration of this Agreement:
(i) all license rights granted to Dassault Systemes hereunder will automatically terminate, except for allowing maintenance and support of Users up to 18 months after termination; and Dassault Systemes will immediately cease soliciting orders for Products and will cease all use of the Marks except as is necessary to effect maintenance and support of the Products(s) for the 18 months following termination; (ii) within 18 months, return to PlanetCAD or (at PlanetCAD's request destroy) all copies of the Products and other Confidential Information (which shall only be used in connection with providing maintenance and support for the Products) in its possession or control, and an officer of Dassault Systemes will certify to PlanetCAD in writing that Dassault Systemes has done so; (iii) all indebtedness of Dassault Systemes to PlanetCAD shall become immediately due and payable without further notice or demand, which is hereby expressly waived; and (iv) all unshipped orders pending at the time of termination will be honored except in the case of Dassault Systemes' material breach.

                  12.3.2 The rights and obligations of the Parties contained in Sections 8, 10, 11, 12.3 and 15 will survive the termination or expiration of this Agreement.

                  12.3.3 Any rights transferred to a User by Dassault Systemes in accordance with this Agreement will survive termination of this Agreement.


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         12.4 NO DAMAGES FOR TERMINATION. NEITHER PARTY WILL BE LIABLE TO THE
OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. DASSAULT SYSTEMES WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Neither Party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either Party or for any other reason whatsoever based upon or growing out of such termination or expiration.

         12.5 NONEXCLUSIVE REMEDY. The exercise by either Party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

13.      COMPLIANCE WITH LAW

         Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement. Without limiting the foregoing, Dassault Systemes acknowledges that all Products, including documentation and other technical data, are subject to export controls imposed by the U.S. Export Administration Act of 1979, as amended (the "ACT"), and the regulations promulgated thereunder. PlanetCAD is responsible for determining the status of the Products under the above regulations, and Dassault Systemes will not export or re-export (directly or indirectly) any Products or documentation or other technical data therefor without complying with the Act and the regulations thereunder.

14.      PRICING FREEDOM

         Dassault Systemes is, and will remain, entirely free to determine its User prices and fees in its own discretion.

15.      GENERAL

         15.1. CONFIDENTIALITY. All communications and information disclosed by one Party to the other Party under this Agreement shall be subject to the terms and conditions of the CNDA. Notwithstanding anything to the contrary in the CNDA, all information relating to the Products shall be deemed confidential information under the CNDA even though they are not marked confidential.

         15.2.    ASSIGNMENT.

                  (a) This Agreement may be assigned or otherwise transferred, by operation of law or otherwise without the express written consent of PlanetCAD and Dassault Systemes, but in such event the assigning Party shall give notice to the non-assigning Party and the non-


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assigning Party shall have the right to terminate its maintenance and support obligations under this Agreement within the 30-day period following receipt of such notice.

                  (b) Either Party may assign or otherwise transfer all or part of this Agreement to any of its Affiliates and for as long as it remains an Affiliate; provided that no such assignment shall relieve a Party of any of its obligations under this Agreement. In the event there is a change of Control of an Affiliate which terminates its status as an Affiliate of the Party to this Agreement, and this Agreement has been assigned to such an Affiliate, this Agreement shall be assigned back to the party within 6 months of the effective date of the change of Control.

                  (c) This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, subcontractor or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of either Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         15.3. PRESS RELEASE. The Parties agree to issue a joint press release announcing the execution of this Agreement within a reasonable delay of such execution. Thereafter, Dassault Systemes agrees that PlanetCAD may promote that PlanetCAD is a provider of the technology set forth on SCHEDULE B to Dassault Systemes and that Dassault Systemes is a reseller of products of PlanetCAD.

         15.4. APPLICABLE LAW, VENUE. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state (without regard to the conflicts of Law provisions thereof). This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. The parties hereto hereby (a) submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware, the City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and
(b) agree, to the fullest extent permitted by applicable law, to waive, and not to assert by way of motion, defense, or otherwise, in any such Action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         15.5. SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

         15.6. FORCE MAJEURE. Except for payments due hereunder, neither Party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "FORCE MAJEURE"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written


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notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

         15.7. NOTICES. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either Party to the other in accordance with this section.

         15.8. INDEPENDENT CONTRACTORS. The Parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

         15.9. WAIVER. No failure of either Party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

         15.10. ENTIRE AGREEMENT. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

                  15.11 THIRD PARTY LICENSE. Each party is relieved of its obligations, if any, to (i) deliver the Source Code of a product licensed hereunder or (ii) authorize the creation of Derivative Works or corrections from Source Code hereunder to the extent that fulfilling such obligations would cause such party to breach any third party license agreement entered into by such party after the Effective Date.

         15.12 RELATIONSHIP MANAGERS. Each party will appoint a Relationship Manager who will be responsible for establishing mutually agreeable pricing policies, marketing plans and trademarks usage, support request procedures and sales forecasting and will coordinate customers feedback for product managers. The Relationship Managers will have regular meeting at least once per quarter either in person or by phone.

         15.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.


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         The parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.


DASSAULT SYSTEMES                               PLANETCAD INC.
By:   /s/ Thibault de Tersant                   By:  /s/ R. Bruce Morgan
Name: Thibault de Tersant                       Name: R. Bruce Morgan
Title: Executive Vice President                 Title: Chief Executive Officer







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